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                                                                    Exhibit 10.8

June 26, 1995

                           PURCHASE ORDER AGREEMENT

                                    BETWEEN

                        Tadiran Telecommunications Ltd.

                                18 Hasivim St.

                         P.O Box 500 Petah Tikva 49104

                                    ISRAEL

                                      AND

                            CELERITY SYSTEMS, Inc.

                           9051 Executive Park Drive

                              Knoxville TN, 39723

                               FOR THE SUPPLY OF

          Video On Demand (VOD) System For Bezeq/Tadiran Field Trial
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                                     INDEX

ITEM              TITLE
----              -----

      Preamble

1     Scope of Agreement/Priority

2     Definitions

3     Seller's Declaration

4     Packing, Shipment and Delivery

5     Inspection and Acceptance

6     Title and Risk of Loss

7     Payments, Taxes, Price Representation

8     Changes, Amendments to Specifications

9     Limited Warranty

10    Patent Identity

11    Default

12    Liquidated Damages

13    Force Majeure

14    Termination for Convenience

15    Stop Work Orders

16    New Material

17    Subcontracting


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18    Quality Assurance

19    Items Furnished by Buyer

20    Approval of Design

21    Insurance

22    Post-Warranty Obligations

23    Long Term Sales Commitment

24    Proprietary Data

25    Procurement from Seller's Sources

26    Confidentiality, Advertising

27    Export Licenses

28    Compliance with Statutes and Regulations

29    Applicable Law; Disputes

30    Options

31    Notices

32    Miscellaneous

ANNEXES

I     Statement of Work ("SOW")

II    Prices and Terms of Payment

III   Options


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

                            AGREEMENT ("AGREEMENT")

                                    BETWEEN

                        Tadiran Telecommunications Ltd.

                                18 Hasivim St.

                        P.O. Box 500 Petah Tikva 49104

                                    ISRAEL

                         (hereinafter called "Buyer")

AND

      Celerity Systems, Inc.
      9051 Executive Park Drive
      Knoxville TN, 39723

      USA

      (hereinafter called "Seller")

      WHEREAS, Buyer is a company organized and existing under the laws of the State of Israel, having its principal office at 18 Hasivim St., Petah Tikva 49104,

      AND WHEREAS, the Seller is a company organized and existing under the laws of the State of Tennessee, United States of America, having its principal office at 9051 Executive Park Drive, Knoxville TN 39723 and is engaged in Interactive Video Systems,

      AND WHEREAS, the Seller wishes to furnish and deliver supplies and/or perform services



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      for the VOD System for the Bezeq/Tadiran Field Trial as subcontractor to
      Buyer as detailed hereunder, and Buyer wishes to receive said supplies and/or services from Seller;

      NOW, THEREFORE, IT IS HEREBY AGREED BETWEEN BUYER AND SELLER, AS FOLLOWS:

1.    SCOPE OF AGREEMENT

      a. The preamble and Annexes to this Agreement form an integral part hereof.

      b. Seller agrees to provide Buyer with supplies and services as detailed in Annex 1, "Statement(s) of Work", attached hereto (collectively the "Deliverable Items") in accordance with the terms of this Agreement.

      c.    This Agreement contains the following Annexes:

            Annex I     Statement of Work ("SOW")
                        including: Technical Specification Program Schedule
            Annex 11    Prices and Terms of Payment
            Annex 111   Options

      d. This Agreement will be implemented in whole or in part by Buyer through the issuance to Seller of printed purchase order(s) (the "Purchase Order(s)") which shall specify the items ordered and the funding limitations, if any, and shall reference this Agreement. Seller shall promptly acknowledge said Purchase Order in writing in the space provided therefor and return an acknowledgment copy to Buyer. The Purchase Order shall constitute a contractual document for purposes of this Agreement, however, unless otherwise specifically agreed in writing by the parties, the printed terms and conditions appearing on the reverse side of the Purchase Order shall have no force and effect.

      e. In the event of conflict between the provisions of these Terms and Conditions and the provisions of the Annexes hereto or the Purchase Order, the provisions of specific applicable Annexes shall take precedence over these Terms and Conditions to the extent necessary to resolve a conflict.

      f. Notwithstanding an other term, conditions or implication of this Agreement and Annexes, Buyer acknowledges that the Deliverable Items include certain operating software which is the proprietary property of Seller, title to which remains in the Seller and as to which Buyer is receiving no other interest other than a license to use such software in the operation of its Deliverable Items and for no other purpose. Buyer acknowledges and agrees that it is not entitled to nor will it decompile, reverse


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            engineer or otherwise use or permit the software to be used for this purpose. Buyer acknowledges Seller's intent to utilize the limitations of this license to preserve and defend its trade secrets from disclosure to unauthorized parties and agrees not to allow access to the software by any third party without Seller's written consent.

2.    DEFINITIONS

      In addition to the terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms shall have the meanings set forth below:

      a. ACCEPTANCE: "Acceptance" means either "Factory Acceptance" or "On Site Acceptance" as the circumstances and time frame of the context in which it is used shall reasonably require.

            (1) "Factory Acceptance" means signature by Buyer's representative on a Certificate of Acceptance or, where specifically authorized, on a CoC (or by Seller upon successful completion of the acceptance test in the event Buyer elects not to be present provided that Buyer receives written notice from Seller at least thirty (30) days in advance of the Acceptance Test referenced in the Certificate of Compliance or CoC).

            (2) "On-Site Acceptance" means any acceptance by Buyer of Deliverable Items after installation, integration and commissioning in accordance with Section 5 hereinafter.

      b. "Acceptance Test" shall mean as the context requires either the tests required / or Factory Acceptance / or "On-Site Acceptance."

      c.    "ARO" means after receipt of order(s).

      d. "Certificate of Acceptance" means the certificate evidencing successful completion of the Factory Acceptance Test, or On-Site Acceptance Test for the Deliverable Items undergoing Acceptance, as the context may require.

      e. "COC" means Certificate of Compliance, evidencing compliance of the Deliverable Items delivered with the Technical Specifications and that they have successfully passed the Acceptance Test.

      f. "Contract Price" means the aggregate price for the Deliverable Items as set out in Annex 4 hereto, as from time to time adjusted under articles 8 and 15 of this agreement.

      g. "Delivery" means receipt of one or more of the Deliverable Items at the Delivery Point, following Factory Acceptance of such items.


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      h.    "Delivery Point" means Ben-Gurion (Tel-Aviv) International Airport.

      i. "Delivery Date" means a thirty (30) day period to be specified by Buyer and agreed to by Seller during which any portion of the previously undelivered Deliverable Items under the Program Schedule will be subject to final Delivery at the Delivery Point.

3.    SELLER'S DECLARATION

      Seller declares that it has the skill, judgment, capability, means, facilities and personnel to properly, timely and fully perform this Agreement in accordance with all of its terms and conditions, and acknowledges that the Buyer, in reliance upon such express declaration, has entered into this Agreement.

4.    PACKING, SHIPMENT AND DELIVERY

      a. Unless otherwise specified in this Agreement, all Deliverable Items shall be delivered CIF the Delivery Point. Buyer's Purchase Order numbers and symbols, with prefix and Buyer's Part Number must be plainly marked on all invoices, packages, bills of lading, airway bills and packing lists. Packing lists must accompany each invoice. Buyer's inspection shall be final and conclusive on shipments not accompanied by packing lists.

      b. Upon each shipment Seller shall notify Buyer immediately by fax of the identity of the carrier and expected time of arrival to the Delivery Point.

      c. Not later than five (5) days prior to an intended shipment Seller shall fax to Buyer the COC for each component of the Deliverable Items to be sent under such shipment pursuant to the Program Schedule. In the event Buyer did not sign the COC, than Seller shall also concurrently supply the test data on which such COC is based and Buyer shall have five days thereafter within which to notify Seller that such test results are unacceptable. If the test results are unacceptable, then the Program Schedule shall be modified to reflect a new shipment date which in no event shall be later than the Delivery Date and Seller shall retest the Deliverable Items in question for the purpose of resubmission under this Article 4(c).

      d. Acceptance of a late Delivery after the Delivery Date shall not be deemed a waiver of Buyer's right to hold Seller liable for any loss or damage resulting therefrom. Seller's liability in such case will be limited to the total contract value.

      e. Seller shall not be entitled to make Delivery on dates different from those established herein unless Buyer, in its sole discretion, consents thereto in writing on terms to be agreed between the parties. In the absence of such consent and in the event of delay in Delivery past the Delivery Date, then, in addition to any rights Buyer may have, Buyer shall have the right to direct Seller to make shipment to the Delivery Point set


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            forth in this Agreement by the most expeditious means, and the total cost of such expedited shipment and handling shall be borne by Seller.

5.    INSPECTION AND ACCEPTANCE

      a. All Deliverable Items (which term throughout this Article includes without limitation, raw materials, components, intermediate assemblies, and end products) shall be subject to inspection and test by Buyer, its authorized representatives to the extent practicable at all times and places including the period of manufacture, and in any event prior to On-site Acceptance. Unless otherwise provided herein, final inspection and Factory Acceptance shall take place at Seller's premises before Delivery. Seller shall give Buyer at least fifteen (15) days prior written notice of the commencement of the Acceptance Test for each article of Deliverable Items to be delivered hereunder. Acceptance shall be performed in accordance with the applicable provisions contained or referenced in the SOW. Upon successful completion of the Acceptance Test for each article of the Deliverable Items, Buyer will execute a Certificate of Acceptance (or in the event that Buyer elects not to be present for such Acceptance Test, Seller will sign Certificate of Compliance therefor) which shall evidence Factory Acceptance.

      b. All Deliverable Items for which there is a Factory Acceptance and which Buyer shall not have rejected under Article 4(c) are deemed to be prima facie in conformity with the requirements of the Agreement subject to only to (i) rejection by Buyer because of shipping damage and to (ii) the subsequent On-Site Acceptance. Inspection for shipping damage shall be made and reported to seller within fifteen days of delivery. In case any Deliverable Items or lots of Deliverable items fail to obtain Factory Acceptance, Buyer shall have the right either to reject them or to require their correction. In the event of shipping damage, Deliverable Items or lots of Deliverable Items which have been rejected or required to be corrected, shall be shipped to the place of repair, to be corrected or replaced and returned to Buyer at Seller's expense; or Seller may at its option, cause such Deliverable Items to be corrected in place. Such Deliverable Items which do not obtain Factory Acceptance or incur shipping damage shall not thereafter be tendered for Acceptance unless Buyer agrees thereto in writing or the former rejection or requirement of correction is withdrawn by Buyer or its authorized representative.

      c. If Seller fails to act in commercially reasonable manner prior to the Delivery Date to correct promptly materially defective Deliverable Items or lots of Deliverable Items which are material to overall performance and use required to be corrected in accordance with sub- Article (b) above, or promptly replace such Deliverable Items or lots of Deliverable Items, Buyer may:

            (1) Delete the subject Deliverable Items from this Agreement and replace or correct such Deliverable Item and charge to Seller the net costs of such


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                  correction or replacement but in no event more than 110% of the stated value of the item under the terms of this agreement; or

            (2) Cancel this Agreement for default as provided in the Article of this Agreement entitled "Default". Unless Seller corrects or replaces such Deliverable Items by the Delivery Date, Buyer may require the Delivery of such Deliverable Items at a reduction in price which is equitable under the circumstances. Failure to agree to such reduction will be a dispute concerning a question of fact within the meaning of the Article of this Agreement entitled "Disputes" without derogation from the other rights of Buyer under this Agreement or at law.

      d. If any inspection or test is made by Buyer, on the premises of Seller, then Seller, without additional charge shall provide all reasonable facilities and assistance for the safety and convenience of the inspectors in the performance of their duties. Buyer reserves the right to charge to Seller any additional cost of inspection and test when Deliverable Items are not ready at the time of such inspection or test or when re-inspection or re-test is necessitated by prior rejection. Seller reserves the right to charge Buyer any costs incurred by Seller because of Buyer's failure to make an inspection as and when agreed upon.

      e. Inspection, test and Certificate of Compliance (COC) shall not relieve Seller from properly fulfilling any and all contractual responsibilities for defects in the Deliverable Items and other contractual requirements otherwise required.

6.    TITLE AND RISK OF LOSS

      a. Unless this Agreement specifically provides for earlier passage of title, title to Deliverable Items covered by this Agreement shall pass to Buyer upon On-Site Acceptance.

      b. Unless this Agreement specifically provides otherwise, risk of loss of or damage to Deliverable Items shall remain with Seller until passage to Buyer upon Delivery.

7.    PAYMENTS, TAXES, PRICE REPRESENTATION

      a. Buyer shall make payments due to Seller under this Agreement to Seller's account No. 5605784 at Third National Bank of East Tennessee, within thirty (30) days after Buyer's receipt of invoices from Seller therefor, or within thirty (30) days following the successful completion of the relevant payment milestones, whichever is the later, in accordance with the payment schedule set out in Annex II.

      b. Any payments made for Deliverable Items delivered prior to Factory Acceptance or On-Site Acceptance shall not constitute Acceptance of said Deliverable Items for


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            those purposes.

      c. Invoices shall be submitted by Seller in triplicate (original and two copies) for each shipment. Delays in receiving invoices, as well as errors and omissions thereon, will be considered just cause for withholding payment without losing any discount privileges set forth in this Agreement or creating any interest payment liability. Invoices covering Deliverable Items shipped in advance of the Delivery dates specified in this Agreement will not be paid nor deemed received until their normal maturity after the specified dates of Delivery, unless accelerated deliveries are specifically agreed to by Buyer in writing.

      d.    In order to further secure the performance of Celerity hereunder:

            (1) Celerity and Tadiran agree to cause an Escrow Fund to be created equal to 25% of the Total Purchase Order, $261,001, funded in two installments: (i)15% of the total Purchase Order funded from the First Milestone Payment required under the Purchase Order Agreement to be paid by Tadiran to Celerity (when as and if such Milestone Payment is made), and (ii) 10% of the Total Purchase Order funded from the Second Milestone Payment required under the Purchase Order Agreement to be paid by Tadiran to Celerity (when, as and if such milestone payment is made). Such installments shall be in the form of retention by Tadiran in an Escrow Fund held by Tadiran.

            (2) Tadiran agrees to invest the Escrow Fund monies in short-term US Treasury Bonds (or in other investment that will yield same interest) having maturities approximating the anticipated date of completion of final "on-site acceptance" under the Purchase Order for Milestone #4 in the SOW/Exhibit 1 (the completion of the on site acceptance for Milestone No. 4 is referred to as Escrow Termination).

            (3) At the Escrow Termination, all amounts then held therein, including accrued interest shall be paid over to Celerity.

            (4) In the event that any time prior to the Escrow Termination, Tadiran shall deliver to Celerity a written statement to the effect that Celerity has engaged in material breach of the terms and conditions of the Purchase Order Agreement which has
                  (have) not been cured to Tadiran's satisfaction (hereinafter the "Notice to Pay"), then on the third business day following Celerity's Receipt of Notice to Pay, Tadiran shall pay over to itself from the Escrow Fund so much of the Escrow Fund as the amount set forth in its Notice to Pay states is needed to compensate itself for such breach.

            (5) In the event that prior to the Escrow Termination Celerity becomes (i) insolvent, (ii) has filed voluntary petition of bankruptcy, or reorganization, or


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                  for the appointment of a receiver, or (iii) there has been an involuntary petition to have Celerity declare bankruptcy or subject to receivership which has not been vacated within 30 days of its original filing, or (iv) Celerity has executed for the benefit of creditors, Tadiran may pay over to itself all of the sums, including interest, then on deposit in the Escrow Fund.

            (6) In the event Tadiran receives from Celerity or Tadiran a Final Order from an Arbitration Panel established by Article 29 of the Purchase Order Agreement directing the payment of any sum in the Escrow Fund to either of them or to any third party, it shall promptly make such payments as directed therein and otherwise comply with such Final Order to its best ability.

8.    CHANGES, AMENDMENTS TO SPECIFICATIONS

      a. Buyer may at any time, by a written order, make changes within the general scope hereof in any one or more of the following: (i) quantities; (ii) method of shipment or packing; and/or (iii) place and/or time of delivery, which requests Seller shall not unreasonably reject taking into account its other commitments and financial status. If any such change causes an increase or decrease in the cost of or the time required for performance of this Agreement, whether changed or not by any such order, an equitable adjustment shall be made in the Agreement Price or Program Schedule, or both, and the Agreement shall be modified accordingly. Any claim by Seller for adjustment under this Article must be asserted within thirty (30) days from the date of notification of the change; provided, however, that Buyer, if it decides that the facts justify such action, may receive and act upon any such claim asserted at any time prior to final payment under this Agreement. Where the cost of Deliverable Items made obsolete or excess as a result of a change is included in Seller's claim or adjustment, Buyer shall have the right to prescribe the manner of disposition of such Deliverable Items. Failure to agree to any adjustment which Seller claims or asserts which is less than 5% of the Contract Price shall not excuse Seller from proceeding with this Agreement as changed.

      b. Whether made pursuant to this Article or by mutual agreement, changes shall not be binding upon Buyer, until agreed in writing by Buyer. The issuance of information, advice, approval or instructions by Buyer's technical personnel or other representative shall be deemed expressions of personal opinions only and shall not affect Buyer's and Seller's rights and obligations hereunder unless the same is in writing expressly stating that it constitutes an amendment or change to this Agreement. Any changes or modifications to this Agreement shall not become effective until duly signed by Buyer's and Seller's authorized representatives.

      c. Seller shall notify Buyer immediately of any amendments to specifications of the Deliverable Items which Seller wishes to implement thereto. Such implementation shall not take place without having first received Buyer's written approval which shall


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            not be unreasonably withheld.

9.    LIMITED WARRANTY

      a. Seller, notwithstanding the Article of this Agreement entitled "Inspection and Acceptance", warrants that all items of Deliverable Items to be delivered thereunder, shall be fit for the intended use, free from defects in and malfunctions arising from workmanship, material and design and shall conform to the requirements of this Agreement. If Buyer shall give Seller notice of any defect, deficiency or non-conformance within 360 days from the date of On-Site Acceptance of such item under this Agreement, Seller shall, at no cost to Buyer and within the "Turn-Around Time" as defined below, repair or furnish replacements for all such defective, deficient or non-conforming items or parts thereof.

      b. "Turn-Around Time" for the purposes of this Article means 15 days from the date on which such defective item, or defective, deficient or non-conforming part thereof, is furnished to Seller at port of entry for repair or replacement until the date on which such replaced or repaired item is returned to the Delivery Point or to such other location as will be specified by Buyer. Seller will provide "Hot Line" technical support 5 days a week, 24 Hours a day for the duration of the Warranty period provided for 9.a above.

      c. Seller shall bear shipment costs of the deficient, repaired or replaced item as well as the risk or loss or damage to the item or its replacement throughout the period between the shipment of the defective item and the receipt by Buyer of the repaired or replaced item. Repaired or replaced items shall be fully warranted in accordance with this Article for the remainder of original warranty period or 6 months, whichever is longer.

      d. Seller will send replacement part as soon as possible after faxed notification of failure of part, buyer is expected to ship replacement part back to Seller immediately after notification. If failed part is not resumed within 15 days, then Seller has the right to bill buyer for the then current sales price of the item. This item is intended to promote fast replacement, and to encourage concurrent shipment of both the failed part by the buyer, and the replacement part by the seller.

      e. The above warranties shall be in addition to any other rights, remedies or warranties available to Buyer under contract or at law.

10.   PATENT INDEMNITY

      a. Seller agrees to indemnify and hold harmless Buyer, against any claims, demands, liability or suit of any nature, including costs and expenses for or by reason of any actual or alleged patent, trademark, or copyright infringement arising out of the


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            design, development, manufacture, use, sale or disposal of any item of the Deliverable Items furnished hereunder in Israel provided, however, in no event shall Seller's obligation under this indemnity or other indemnity exceed the total contract value.

      b. Should Buyer be prevented as a result of such claims, actions, or suits regarding infringement from utilizing the item of Deliverable Items in question, then Seller shall, at Seller's sole option and expense, either substitute a fully-equivalent non-infringing item, or modify the item so that same no longer infringes but remains equivalent, or obtain for Buyer the right to continue use of the item in accordance with the terms of this Agreement or refund full or, with consent of Buyer for appropriate part of contract value.

      c. In the event of Buyer being obliged to defend any litigation arising under or in connection with an actual or alleged infringement as aforesaid, Seller will defend such action in Buyer's name, at Seller's expense, and will bear all damages, under any judgment whether final, appealable or not, awarded against Buyer, provided that in no event shall seller be liable for or required to expand under this article 10c. and 10d. below more than the total value of the contract. Seller will obtain Buyer's advance written approval with respect to the identity of all counsel appointed to represent Buyer, and with respect to any public disclosures or notices issued by Seller or on its behalf concerning the litigation and all and any settlements reached with the plaintiff.

      d. Seller shall have no obligation hereunder with respect to any proceeding or claim of infringement based on Buyer's modification of the Deliverable Items or the combination, operation or use of such Deliverable Items with program(s) and products not furnished by seller if such infringement claim would have been avoided in the absence of such modification, combination or operation or use with program(s) not furnished by Seller.

11.   DEFAULT

      a. Buyer may cancel for Seller's default all or any part of the undelivered portion of this Agreement if Seller breaches any one or more of the material terms hereof, including, but not limited to, Seller's failure to make Delivery within the time specified herein and/or Seller's failure to comply with Acceptance requirements as set out in Annex I. Buyer shall also have the right to cancel this Agreement or any part hereof for default in the event of the occurrence of any of the following:

            (1)   Insolvency of Seller;

            (2) Seller's filing of a voluntary petition in bankruptcy, or reorganization, or for the appointment of a receiver;

            (3) Filing of an involuntary petition to have Seller declared bankrupt, or subject


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                  to receivership, provided it is not vacated within thirty (30)
                  days from the date of filing; or

            (4) The execution by Seller of any assignment for the benefit of creditors.

            (5) In the event of defaults as aforesaid Buyer shall have the right to return any part of Deliverable Items, and be entitled to an immediate refund of all amounts paid therefor and/or to collection of funds from the Escrow account per Article 7d. in the event of default other than I to IV above Seller shall have 30 days from the receipt of notice of default provided for in subarticle (e) below to effect a cure to the satisfaction of Buyer.

      b. If this Agreement is canceled in whole or in part pursuant to this Article, Buyer, in addition to any other rights provided by law or in this Agreement, may require Seller to transfer title and deliver to Buyer, in the manner and to the extent directed by Buyer (1) any completed Deliverable Items, and (2) such partially completed Deliverable Items specifically acquired for the performance of such part of this Agreement as has been terminated; and Seller shall protect and preserve property in its possession in which Buyer has an interest. Payment for completed Deliverable Items delivered to and accepted by Buyer shall be at the Contract Price therefor. Payment for partially completed deliverables delivered to and accepted by Buyer and for the protection and preservation of property shall be in an amount agreed upon by Seller and Buyer. Failure to agree to such amount shall be a dispute concerning a question of fact within the meaning of the Article of this Agreement entitled "Disputes".

      c. In the event of Default Buyer may withhold from amounts otherwise due to the Seller for such completed Deliverable Items or partially completed deliverables such sum as Buyer determines to be necessary to protect Buyer against loss because of outstanding liens or claims of former lien holders on the Deliverable Items and/or partially completed deliverables as aforesaid.

      d. Buyer has a right of lien over all such Deliverable Items or partially completed deliverables as aforesaid, and the provisions of this Article shall not prejudice and shall not be prejudiced by the Buyer's right of lien or its exercise thereof where the items have been paid for, no lien for items not yet paid for will be accepted.

      e. Cancellation for Seller's default shall be effected by delivery of written notice thereof to Seller, and after the expiration of the "cure period" during which no cure satisfactory to the Buyer was effectuated. Buyer shall have no obligation with respect to the incomplete portion of this Agreement. If after notice of cancellation of this Agreement for default and expiration of the cure period it is determined for any reason that Seller was not in actual default, such notice shall be deemed to have been issued pursuant to the Article hereof entitled "Termination for Convenience".


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      f.    The rights and remedies of Buyer provided in this Article shall not be exclusive and are in addition to any other rights and remedies provide in law, equity, or under this Agreement.

12.   LIQUIDATED DAMAGES

      [intentionally left blank]

13.   FORCE MAJEURE

      a. Neither party shall be in default on account of the interruption of its performance under this Agreement by extraordinary natural disturbances, acts of God, acts of a government in its sovereign capacity, any civil commotion, riot, insurrection or hostilities, or any other causes beyond the reasonable control of such party, that arise without the fault or negligence of such party, and that result in delay of performance hereunder. Any such delay resulting from such events shall be referred to herein as a "Force Majeure" and shall entitled the delayed party to a corresponding extension of the Program Schedule. The party whose performance will be delayed by such events will use its best efforts to notify the other within three (3) days after the occurrence of such an event, as well as the cessation thereof.

      b. With respect to delays in performance of Seller's subcontractors or suppliers, such delays shall be deemed excusable delays with respect to Seller only if such subcontractor's performance is prevented by a cause set forth in sub-Article a. above, and when Seller could not have obtained the supplies or services from other sources in sufficient time to prevent interruption of its performance of this Agreement.

      c. If a Force Majeure results in the extending of any delivery under this Agreement by more than sixty (60) days, Buyer may terminate this Agreement in whole or in part on account of such excusable delay, in accordance with the Article hereof entitled Termination for Convenience, except that Seller shall not be entitled to any profit.

14.   TERMINATION FOR CONVENIENCE

      a. The performance of work under this Agreement may be terminated, in whole, or from time to time in part, by Buyer in accordance with this Article. Termination of work hereunder shall be effected by delivery to Seller of a notice of termination in writing specifying the extent to which performance of work under the Agreement is terminated, and the date upon which such termination becomes effective (hereinafter "Notice of Termination").

      b. After receipt of a Notice of Termination and except as otherwise directed by Buyer, Seller shall promptly do all of the following:

            (1) stop work under the Agreement on the date and to the extent specified in the Notice of Termination;

            (2) place no further orders or subcontracts for materials, services, or facilities except as may by necessary for completion of such portions of the work under the Agreement as may not be terminated;

            (3) terminate all orders and subcontracts to the extent that they relate to the performance of any work terminated by the Notice of Termination;

            (4) assign to Buyer in the manner, and to the extent directed by Buyer all of the rights, title and interests of Seller under the orders or subcontracts so terminated after Seller received the applicable payment.

            (5) settle all outstanding liabilities and all claims arising out of such termination of orders and subcontracts subject to the approval or ratification of Buyer, to the extent Buyer may require, which approval or ratification shall be final for all the purposes of this Article.

            (6)   Subject in any event to the final Payment and the provision of
                  Article 14.e; transfer title and deliver to Buyer in the manner, to the extent, and at the times directed by Buyer (i) the fabricated or unfabricated parts, work in progress, completed work, Deliverable Items and other material produced as a part of, or acquired in connection with the performance of the work terminated by the Notice of Termination; and (ii) the completed or partially completed plans, drawings, which if the Agreement had been completed, would be required to be furnished to Buyer;

            (7) if Buyer should so direct, Seller shall use its best efforts to sell in the manner, to the extent at the time, and at the price or prices directed or authorized by Buyer any tangible used in Fabricating the Deliverable Items which was acquired for this Agreement and which does not require it to license the incorporated software and further; provided, however, that
                  (i) Seller shall not be required to extend credit to any purchaser, (ii) may acquire any such property under the conditions prescribed by and at a price or prices approved by Buyer, and (iii) the proceeds of any such transfer of disposition shall be applied in reduction of any payment to be made by Buyer to Seller under this Agreement or shall otherwise be credited to the price or cost of the work covered by this Agreement or paid in such other manner as Buyer may direct;

            (8) complete performance of such part of the work as shall not have been terminated by the Notice of Termination; and

            (9) take such action as may be necessary or as Buyer may direct for protection and preservation of the property related to this Agreement which is in the possession of Seller and in which Buyer has or may acquire an interest.

      c.    Pay all milestones to date, plus:

      d. a prorata portion of the next milestone equal to the % of the work completed which is subject to such next milestone, plus:

      e. all termination costs and penalties payable by seller to third parties as a result of cancellation, net of any credits which might be secured, plus:

      f. a penalty equal to 25% of all of the above or 25% of the entire contract, whichever is greater.

15.   STOP WORK ORDERS

      a. Buyer may, at any time, by written order to Seller, require Seller to stop all, or any part of the work called for by this Agreement (the "Stop Work Order") for periods of up to thirty-five (35) days after the Stop Work Order is delivered to Seller, not to exceed an aggregate of more than one hundred (100) days per annum and for any further period to which the parties may agree. Any such order shall be specifically identified as a Stop Work Order issued pursuant to this Article. Upon receipt of such an order, Seller shall forthwith comply with its terms and take all reasonable steps to minimize the incurrence of costs allocable to the work covered by the order during the period of work stoppage. Within a period of up to thirty-five (35) days after a Stop Work Order is delivered to Seller, or within any extension of that period to which the parties shall have agreed, Buyer shall either -

            (1)   cancel the Stop Work Order, or

            (2) terminate the work covered by such order by reason of Seller's default or as provided in the Article hereof entitled "Termination for Convenience", as appropriate.

      b. If a Stop Work Order issued under this Article is canceled or the period of the order or any extension thereof expires, and Buyer has not terminated this Agreement pursuant to sub-Article a. above, Seller shall promptly resume work. An equitable adjustment shall be made in the Program Schedule Delivery Date or Contract Price, or all of these and the Agreement shall be modified in writing accordingly, if

            (1) the Stop Work Order results in an increase in the time required for, or in Seller's cost in the performance of any part of this Agreement, and

            (2) Seller asserts a claim for such adjustment within thirty (30) days after the end of the period of work stoppage; provided that Buyer shall promptly review in good faith the facts which Seller asserts justify such claim and promptly act upon such claim prior to final payment under this Agreement.

            (3) Buyer understands and agrees that this Agreement causes Seller to make a substantial commitment of resources and capacity and that a Stop Work Order may cause a substantial dislocation and out-of-pocket expense which will be taken into account in determining an equitable adjustment. If the parties fail to reach agreement on such adjustment within sixty (60) days, it shall be a Dispute subject to Article 29 of this Agreement with respect to any sums in excess of those Buyer proposes to pay in good faith but shall not operate to defer Buyers time to pay the amount it has in the interim determined to be appropriate.

16.   NEW MATERIAL

      Except as to any Deliverable Items and components which the Technical Specifications or the SOW(s) specifically provides need not be new, Seller represents that the Deliverable Items and components thereof to be provided under this Agreement are new (not used or reconditioned, and not of such age or so deteriorated as to impair their usefulness or safety). If at any time during the performance of this Agreement Seller believes that the furnishing of Deliverable Items or components thereof which are not new is necessary or desirable, it shall notify Buyer immediately in writing including the reasons therefor and proposing any consideration which will flow to Buyer if authorization to use such Deliverable Items is granted.

17.   SUBCONTRACTING

      [intentionally left blank]

18.   QUALITY ASSURANCE

      a. Seller shall provide a Quality Control System acceptable to Buyer and Buyer's Customer for the Deliverable Items covered herein. The Quality Control System shall be in accordance with acceptable industrial quality standards and procedures applicable MIL-Q-9858A (or equivalent commercial standard), and shall be maintained by the development implementation of a Buyer approved program which periodically and systematically audits all quality aspects of the Deliverable Items.

      b. Seller shall provide with each Delivery a copy of final inspection/test results, and a COC endorsed by a designated representative of Seller's organization.

      c. Seller shall prepare and submit a detailed Quality Assurance Plan to Buyer not later than one (1) month ARO, that includes all applicable elements of applicable quality specifications imposed by this Agreement. The plan shall be based on the technical and manufacturing aspects required as a result of the engineering design and the materials and production requirements for the Deliverable Items to be furnished.

      d. The Quality Assurance Plan shall be maintained to reflect current Quality Assurance policies, practices and procedures throughout the life of the Agreement. All changes shall be submitted to Buyer for approval prior to implementation.

19.   ITEMS FURNISHED BY BUYER (If applicable)

      a. If Buyer furnishes to Seller any material for use in connection with and under the terms of this Agreement, Seller agrees (i) not to substitute any other material in such use without Buyer's prior written consent; (ii) that title to such materials shall be deemed to remain with Buyer and shall not be affected by incorporation in or attachment to any other property; and (iii) that all such material (except that which becomes normal industrial waste or is replaced at Seller's expense) will be returned in the form of end items or used material.

      b. Seller shall not be required to use any materials provided by Buyer that does not comply with system requirements as set in the applicable specifications, if such material would impair the operation and reliability of the Deliverable Items.

      c. Seller agrees that Seller will use all designs, tooling, patterns, drawings, information and equipment, title to which is with Buyer as provided in sub-Article a. above or otherwise, including, without limitation, Deliverable Items in the possession of Seller or its appointees for repair at any time following Delivery, only in the performance of this Agreement and not otherwise unless Buyer's prior written consent has been obtained. Seller assumes all risk of loss of or damage to such property while in the custody or control of Seller or its appointees and will immediately notify Buyer of loss of or damage to such property. Upon completion or termination of this Agreement, Seller shall receive from Buyer shipping instructions or other authorized disposal instructions prior to the return of any such items furnished by Buyer under this Agreement, and shall immediately act in accordance with such instructions.

      d. Seller shall maintain and administer in accordance with sound industrial practice a program for the maintenance, protection and preservation of the property so as to assure its full availability and usefulness for the performance of this Agreement.

      e. Buyer and/or any person designated by Buyer shall at all reasonable times have access to the premises wherein any Buyer furnished items within the meaning of this Article is located, for the purpose of inspection of the property.

      f. If Buyer is required to provide services to Seller hereunder, Seller shall assist Buyer in obtaining all necessary permits and security clearances to enable Buyer's employees to perform any work or services required under this Agreement in Seller's country.

20.   APPROVAL OF DESIGN

      When the Deliverable Items to be furnished hereunder are to be fabricated or when services to be furnished hereunder are to be provided in accordance with Seller's design, plans or drawings, or when a preproduction or pilot production sample is required to be submitted to Buyer for approval by Buyer of such design, plans, drawings or samples, this shall in no way relieve Seller from the obligation of complying with the specifications and other requirements incorporated herein, and Buyer by such approval, in no way assumes any part of Seller's responsibility for the satisfactory operation of the Deliverable Items to be delivered for the purposes intended.

21.   INSURANCE

      a.    Indemnification and Insurance

            1.    Indemnification:

                  Seller shall save and keep harmless and indemnify the Buyer, its officers, agents and employees against liability claims and the costs of whatsoever kind and nature arising or alleged to arise for injury including personal injury to or death of any person or persons, and for loss or damage to any property, occurring in connection with or in any way incident to or arising out of the occupancy, use, service, operation or performance or work in connection with this Agreement resulting in whole or in part from the acts, errors or omissions of the Seller, any subcontractor, or any employee, agent or representative of the Seller or subcontractors.

                  In addition, the Seller shall be liable for and hold the buyer harmless against loss of or damage to the Deliverable Items, Sellers Own Equipment, Property Constructed or otherwise handled by the Seller in terms of this agreement and Work carried out by the Seller, until Delivery (see article 6). The term "Buyer" shall include any SubContractor or Agent of the Buyer.

            2. For the avoidance of doubt neither the procurement nor the maintenance of any type of insurance by the Buyer, Seller or any other party shall in any way be construed or be deemed to limit, discharge, waive or release the Seller from any of the obligations and risks assumed or accepted by the Seller by the Agreement or at law to be a limitation on the nature of extent of said obligations and risks.

22.   POST WARRANTY OBLIGATIONS

      a. Seller agrees that after the expiration of the warranty period provided in Article 9 for a period of five years thereafter, Seller will provide, at Buyers expense, support and maintenance services for the Deliverable Items as specified in Annex I to the Agreement (The Maintenance Period). In addition, it will retain at its offices as designated to Buyer from time to time, a staff of technical personnel who are expert in the design, manufacture and troubleshooting of Seller's Deliverable Items supplied under this Agreement. This staff will be available to render assistance to Buyer upon request and will respond to Buyer's need for special technical assistance regarding the Deliverable terms. This technical service, which will be limited to assistance by telecopier or correspondence, shall be supplied to Buyer at no charge and shall be available during Seller's normal business hours.

      b. Furthermore, Seller undertakes to repair the Deliverable Items, or any part thereof, during five year Maintenance Period.. Seller will perform such repairs on terms to be agreed but which in any event shall be no higher than 30% than the prices set out in Annex "2" to this Agreement. Seller will maintain the capability to perform such repairs throughout the aforesaid period.

      c. During the Maintenance Period, Seller will notify Buyer, at least six months ahead of implementation, of any significant improvements or innovations which Seller shall make or cause to be made to the Deliverable Items and which affect form, fit or function and shall make such improvements or innovations available to Buyer at terms no less favorable than those granted to its favored clients. In the event that Buyer decides not to purchase such improvement or innovation, Seller shall continue to provide the support, maintenance and repair services set out in Annex I.

      d. During the Maintenance Period, Seller undertakes to supply Buyer with spare parts for the Deliverable Items as Buyer may from time to time require during said five (5) year period, at prices which are fair and reasonable considering prevailing market prices at the time said Items are ordered and which in no event exceed the prices charged by Seller to its most-favored customers purchasing the same or similar items in like or similar quantities. Seller further undertakes that the total prices for all spare parts which together comprise a complete deliverable unit shall never exceed the then-current price to Buyer for production units of such complete deliverable unit. All spare parts ordered by Buyer shall be delivered to Buyer in accordance with the provisions of the Article hereof entitled "Delivery, Packing and Shipment", and shall be accompanied by a serviceable tag or other suitable marking indicating that same have successfully passed Seller's acceptance tests for said parts.

23.   LONG TERM SALES COMMITMENT

      a. For a period of one ) year after Delivery of the first production items hereunder, subject to existing capacity and taking in account all existing orders and commitments, Seller hereby agrees to supply to Buyer any and all quantities of said item of the Deliverable Items, beyond the quantities provided for in this Agreement at a price which shall not exceed the prices set forth in Annex II hereof. Notwithstanding the above, in the event of significant number price reductions, the price of such Deliverable Items shall be reduced accordingly.

      b. If Seller elects not to continue the production line for the items mentioned in sub-paragraph a. above at any time after the expiration of the aforesaid five (5) year period, Seller shall notify Buyer at least six (6) months prior to the date upon which Seller seeks to stop work and shall offer a "last time to purchase" for all items in the system, in order for the buyer to purchase needed spare parts to continue the use of the system for the desired period of time. The pricing will be as set forth in paragraph a above.

      c. Any items purchased by Buyer pursuant to this Article shall be subject to all of the other terms and conditions set forth in this Agreement.

24.   PROPRIETARY DATA

      a. All specifications, technical data and information furnished by one party to the other in writing prior to or during the course of this Agreement shall be deemed proprietary data of the disclosing party and will not be disclosed by recipient to third parties. Recipient shall not be liable for disclosure of such data which: (1) is or becomes available to the public from a source other than recipient before or curing the period of this Agreement, (2) is released in writing by disclosing party without restriction as to its use or disclosure, (3) is lawfully obtained by recipient from a third party or parties, or (4) recipient proves to disclosing party's reasonable satisfaction was known by recipient prior to such disclosure.

      b. Buyer and Seller shall not disclose to any third party any information, data, know-how or specifications with which it is furnished by one to the other under this Agreement or which it develops with the other's assistance without the other's prior written approval.

      c. All data specifically generated by Seller for the purpose of performing this Agreement shall remain seller's property but shall be deemed licensed to Buyer in accordance with Article 1.f.

      d. Buyer and Seller agree to return to each other upon conclusion or termination of this Agreement all proprietary data and material which may have been exchanged between them.

26.   CONFIDENTIALITY, ADVERTISING

      [intentionally left blank]

27.   EXPORT LICENSE

      Buyer's and Seller's obligations are conditional upon Seller obtaining valid Export License(s) from its government for shipment of the Deliverable Items to Israel. If such licenses are not obtained within sixty (60) days ARE, or revoked prior to Delivery, Buyer or Seller has the right to terminate this Agreement and all advance or progress payments will be refunded within thirty (30) days together with interest thereon from the date each such payment was made until the date of its repayment in full. Buyer shall, if requested by Seller, reasonably cooperate in efforts to obtain such export license(s).

28.   COMPLIANCE WITH STATUTES AND REGULATIONS

      Seller warrants and certifies that, in the performance of its obligations under this Agreement, Seller will comply with all applicable statutes, rules, regulations, orders and other instruments, statutory or otherwise, having the force of law, of Seller's country, and, of the State of Israel which are known to Seller, and agrees to indemnify Buyer against any loss, cost, damage, or liability by reason of Seller's knowing violation of such statutes, rules, regulations and/or orders and/or other instruments, statutory or otherwise, having the force of law.

29.   APPLICABLE LAW; DISPUTES

      a. The parties agree that any dispute or claim arising out of or relating to this Agreement shall be submitted in good faith to mediation in the City of London, England, in accordance with the Rules and Procedures of the International Chamber of Commerce. Fees for the mediation will be shared equally by the parties to the mediation or otherwise as the parties agree. Settlement reaches in mediation are not binding until the parties signed a written settlement agreement. If an agreement is not signed within ten (10) days of mediation, or if no agreement is reached in mediation, the parties shall, on demand of either party, submit their disputes or claim to arbitration in the City of London, England. One arbitrator shall be appointed: one arbitrator shall be appointed by Buyer, one arbitrator shall be appointed by Seller, and one shall be appointed by the two so appointed. The determination in writing of such arbitrators, signed by at least two (2) of them, shall be final and finding on the parties. Such determination shall be made as soon practicable after the reference of the claim to arbitration. The arbitrators shall be governed by the rules of the London Court of Arbitration then in effect and which have full power to make such regulation (including without limitation choice of law) and to give such orders and direction in all respects as they hall deem expedient, as well as in respect to the claim and differences referred to them, and also with respect to the mode and times of executing and performing any of the acts or things which may be awarded or directed to be done, Buyer and Seller shall each bear the fees and expenses of the arbitrators appointed by it, and one-half of the fees and expenses of any arbitrator jointly appointed. The parties agree that the decision of the arbitrators shall be enforceable by the court of any jurisdiction in the United States and Israel and hereby waive the benefit of any law or regulation which would otherwise prevent or impede such enforcement.

      b. Buyer, Seller each hereby nominates the address appears on the title page of this Agreement as its address for the purpose of service of court documents: for the purpose of enforcing the determination of the arbitrators.

      c. Pending final decision of a dispute hereunder, Seller and Buyer shall proceed diligently with the performance of the Agreement in accordance with its terms.

30.   OPTIONS

      [intentionally left blank]

31.   NOTICES

      All notices and other communications required or authorized hereunder shall be given in writing by personal delivery, registered air mail, telecopier, or cable, and shall be addressed to the respective party as follows, unless such address is changed by written notice to the other party:

      To Seller: 9051 Executive Park Drive   To Buyer: 18 Hasivim St
                 Knoxville TN 37923                    Petah-Tikua
                                                       Israel
      Telecopier No: (615) 539-5390          Telecopier No. 972-3-926148

      Attention: Mahmoud Youssefi            Attention: Michael Leviuik

32.   MISCELLANEOUS

      a.    Assignment

            (1) Seller may not assign this Agreement in whole or in part, or any rights thereunder, except that claims for money due or to become due hereunder may be assigned by Seller to a bank, trust company or other financial institution. Seller shall supply Buyer immediately with two (2) copies of such assignment and shall indicate on each invoice to whom payment is to be made.

            (2) Buyer is entitled to freely assign all or any part of this Agreement to any parent, subsidiary or associated company, provided that it furnishes Seller with written notice thereof and Buyer remains a Guarantor of payments due to Seller hereunder.

      b.    Nature of Agreement

            Nothing in this Agreement shall be construed as creating a relationship of principal and agent or of employer and employee between Buyer and Seller. Furthermore, nothing in this Agreement is intended to constitute, create, give effect to or otherwise contemplate a joint venture, partnership, or formal business entity of any kind and the rights and obligations of a party shall not be construed as providing for a sharing of profits or losses arising out of the efforts of either of the parties except as may be provided for in any future contracts. The parties shall not incur any liability on behalf of the other.

      c.    Waiver

            No waiver by either party of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. No waiver or time extension given by either party shall have effect unless made expressly and in writing.

      d.    Entire Agreement

            This Agreement constitutes the entire agreement between the parties, supersedes and cancels any previous understandings or agreements between both parties relating to the provisions hereof, and expresses the complete and final understanding of the parties in respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed at Knoxville, Tennessee, USA and at Tel Aviv, Israel, by their duly authorized representatives, as of this 26 day of June, 1995.

            BUYER                            SELLER

            By(Name):                        By(Name): Mahmoud Youssefi

            Title: President                 Title: President

            Signature: /s/ Michael Leviuik   Signature: /s/ Mahmoud Youssefi